Exhibit 99.1

Finish Line Reports Second Quarter Fiscal Year 2012 Results

Q2 comp store sales increased 11%; EPS up 26% to $0.39

INDIANAPOLIS, Sept. 22, 2011 – The Finish Line, Inc. (NASDAQ: FINL) today reported results for the second quarter fiscal 2012, representing the 13-week period ended August 27, 2011.

Second Quarter Results

Net sales increased 10.1% to $331.5 million compared to $301.1 million a year ago. Comparable store sales increased 11.0% on top of an increase of 2.0% for the same period a year ago.

Finish Line reported second quarter net income of $20.9 million, or $0.39 per diluted share, compared to net income of $16.8 million, or $0.31 per diluted share, a year ago.  This represents an earnings per share increase of 25.8%.  Operating margin increased 130 basis points to 10.2% of sales this year from 8.9% of sales a year ago.

Merchandise inventories increased 5.9% to $229.8 million at the end of the quarter compared to $217.0 million a year ago.

At quarter-end, the company had no interest-bearing debt and $289.6 million in cash and cash equivalents, up from $253.7 million at the end of the second quarter a year ago.  The company repurchased 2.1 million shares of its outstanding common stock in the second quarter, totaling $44.8 million.  On a year-to-date basis, 2.6 million shares have been repurchased, totaling $54.5 million.  Finish Line has 4.1 million shares remaining on the 5-million-share repurchase program currently in place.

Year-to-Date Results

For the 26 weeks ended August 27, 2011, net sales increased 8.1% to $631.0 million compared to $583.5 million for the same period a year ago. Year-to-date comparable store sales increased 8.8% on top of a 6.1% increase last year.

Finish Line reported net income of $37.3 million, or $0.69 per diluted share, which is 23.2% higher than the same period a year ago, when net income was $30.5 million, or $0.56 per diluted share.

September Sales Update

Comparable store sales on a month-to-date basis for the period of August 28 through September 19 increased 9.0% on top of a 6.2% increase for the same period a year ago.

Acquisition

As announced September 1, Finish Line acquired the assets of an 18-store chain of specialty running shops for $8.5 million and assumed certain liabilities.  Management noted that the acquisition is expected to be the foundation of future growth within the specialty running business through bricks-and-mortar and digital expansion of the acquired business as well as other potential acquisitions within the specialty running segment.

“Finish Line is effectively executing all three of our strategic priorities to drive long-term shareholder value, including growing our core business, expanding outside of our existing business and delivering direct returns to shareholders,” said Chairman and Chief Executive Officer Glenn Lyon.  “In Q2, we increased comp store sales and earnings within the core business for the eighth consecutive quarter and repurchased 2.1 million shares of company stock to drive shareholder returns.  Our recent acquisition within specialty running represents the first step in our strategy to expand outside of our existing business.  We believe the long-range opportunities for growth in specialty running are substantial and we are pleased to start out with the best-in-class player as our foundation for that growth.  Our company is evolving into a sustainable growth story and we are confident in our ability to continue to perform and execute the strategic plan that is driving our success.”

Q2 Fiscal 2012 Conference Call Tomorrow, September 23, 2011

Finish Line will host a conference call for investors Friday, September 23, 2011 at 8:30 a.m. Eastern.  To participate in the live conference call, dial 866-923-8645 (US and Canada) or 660-422-4970 (International), conference ID #96009503. The live conference call will also be accessible online at www.finishline.com. A replay of the conference call can be accessed approximately two hours following the completion of the call by dialing 855-859-2056, conference ID #96009503. This recording will be made available through Monday, September 26, 2011.  The replay will also be accessible online at www.finishline.com.

Q3 FY 2012 Release/Conference Call December 21/22

The company expects to report third quarter results Wednesday, December 21, 2011 after market close followed by a conference call Thursday, December 22, 2011 at 8:30 a.m. Eastern.

About Finish Line

Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 646 stores in malls across the United States.  More than 11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Online shopping is available at http://www.finishline.com/ and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and "like" Finish Line on Facebook at facebook.com/FinishLineUSA.

Forward-Looking Statements

This news release includes statements that are or may be considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “optimistic,” “confidence,” “continue,” “evolve,” “expand,” “growth” or words and phrases of similar meaning.  Statements that describe objectives, plans or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight and product costs; product demand and market acceptance risks; deterioration of macro-economic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company’s stores; the effect of competitive products and pricing; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company’s capital allocation strategy); and the other risks detailed in the company’s Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.  The forward-looking statements included herein are made only as of the date of this report and Finish Line undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

	The Finish Line, Inc. Consolidated Statements of Income (Unaudited) (In thousands, except per share and store data)

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 27,	August 28,	August 27,	August 28,
	2011	2010	2011	2010

Net sales	$331,514	$301,070	$630,988	$583,468
Cost of sales (including occupancy costs)	215,180	201,301	411,391	389,729
Gross profit	116,334	99,769	219,597	193,739

Selling, general and administrative expenses	82,076	72,778	158,751	144,557
Store closing costs	580	-	597	-
Operating income	33,678	26,991	60,249	49,182

Interest income, net	139	155	281	219
Income from continuing operations before income taxes	33,817	27,146	60,530	49,401

Income tax expense	12,897	10,342	23,194	18,928
Income from continuing operations	20,920	16,804	37,336	30,473

Income (loss) from discontinued operations, net of income taxes	-	10	-	(13)
Net income	$20,920	$16,814	$37,336	$30,460

Income per diluted share:
Income from continuing operations	$0.39	$0.31	$0.69	$0.56
Loss from discontinued operations	-	-	-	-
Net income	$0.39	$0.31	$0.69	$0.56

Diluted weighted average shares outstanding	53,143	53,986	53,573	54,141

Dividends declared per share	$0.05	$0.04	$0.10	$0.08

Store activity for the period:
Beginning of period	657	667	664	666
Opened	-	3	-	7
Closed	(10)	(3)	(17)	(6)
End of period	647	667	647	667
Square feet at end of period			3,487,044	3,580,313
Average square feet per store			5,390	5,368

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 27,	August 28,	August 27,	August 28,
	2011	2010	2011	2010

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (including occupancy costs)	64.9	66.9	65.2	66.8
Gross profit	35.1	33.1	34.8	33.2

Selling, general and administrative expenses	24.7	24.2	25.1	24.8
Store closing costs	0.2	-	0.1	-
Operating income	10.2	8.9	9.6	8.4

Interest income, net	-	0.1	-	-
Income from continuing operations before income taxes	10.2	9.0	9.6	8.4

Income tax expense	3.9	3.4	3.7	3.2
Income from continuing operations	6.3	5.6	5.9	5.2

Loss from discontinued operations, net of income taxes	-	-	-	-
Net income	6.3%	5.6%	5.9%	5.2%

	Condensed Consolidated Balance Sheet

	August 27,	August 28,	February 26,
	2011	2010	2011
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$289,625	$253,703	$299,323
Merchandise inventories, net	229,836	217,040	193,505
Other current assets	12,830	16,689	16,856
Property and equipment, net	122,200	128,712	126,510
Other assets	31,941	31,039	28,651
Total assets	$686,432	$647,183	$664,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$155,859	$136,692	$126,420
Deferred credits from landlords	31,330	37,937	34,653
Other long-term liabilities	14,276	13,820	13,527
Shareholders' equity	484,967	458,734	490,245
Total liabilities and shareholders' equity	$686,432	$647,183	$664,845

Media Contact:	Investor Contact:
Anne Roman	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317-613-6577	317-613-6914